UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2025

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Euclid Avenue Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	ARE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2025, the Board of Directors (the “Board”) of Alexandria Real Estate Equities, Inc. (the “Company”) elected Claire Aldridge, Ph.D., as a director of the Company, effective March 14, 2025, to serve until the 2025 annual meeting of stockholders of the Company and until her successor is duly elected and qualifies. In connection with Dr. Aldridge’s election, the Board increased the size of the Board from eight to nine directors. The Board also appointed Dr. Aldridge as a member of its Life Science Committee and determined that Dr. Aldridge is independent in accordance with applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules. There were no arrangements or understandings between Dr. Aldridge and any other persons regarding her election to the Board. Dr. Aldridge is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Aldridge was the Chief Strategy Officer of Form Bio, Inc. (“Form Bio”), the first spinout from the de-extinction and biodiversity company Colossal Biosciences Inc., from July 2022 to August 2024. At Form Bio, Dr. Aldridge led the integration of artificial intelligence (AI) and machine learning into genomic analysis and advanced therapeutics programs, such as gene therapy, biological sequence alignment, and directed evolution, to accelerate the development of safe and effective new medicines. She also oversaw the generation of vast proprietary datasets needed to train sophisticated AI models.

Dr. Aldridge currently serves on the Scientific Advisory Board of Colossal Biosciences and on the board of directors of 4E Therapeutics, Inc. She sits on the Product Development Advisory Committee of the Cancer Prevention and Research Institute of Texas (CPRIT), the $6 billion state agency established to help Texans conquer cancer through research, prevention and commercialization. Dr. Aldridge is also a founding advisor for Nucleate Texas, a non-profit organization empowering the next generation of biotechnology leaders. Additionally, she participates in Duke University’s Entrepreneurial Leaders Network, which consists of a select group of Duke students and alumni who are focused on translating Duke discoveries into innovative startups, and is Past Chair of the Industrial Advisory Board of the Department of Bioengineering at The University of Texas at Dallas. In April 2023, Dr. Aldridge was named one of Forbes’ 10 women leading the synthetic biology revolution.

Previously, Dr. Aldridge served as Senior Vice President, Chief of Staff and Business Operations at Taysha Gene Therapies, Inc. from July 2021 to April 2022; as Associate Vice President of Commercialization and Business Development at The University of Texas Southwestern Medical Center from April 2019 to February 2021; and as Vice President, Venture Development at Remeditex Ventures from July 2011 to April 2019.

Dr. Aldridge brings more than 25 years of experience facilitating the translation of scientific discoveries into patient and commercial benefits and has leveraged her training to be a liaison between scientists and non-scientists. Her roles have included biotechnology and life science investing through venture capital; technology commercialization; improving patient outcomes through quality-based initiatives; working with disease-specific non-profits; and development and venture philanthropy.

Dr. Aldridge received her Ph.D. from Duke University in the Department of Immunology and the Program in Genetics and Genomics and her Bachelor of Science degree in Biomedical Science from Texas A&M University.

Upon her initial election to the Board and pursuant to the terms of the Company’s Amended and Restated 1997 Stock Award and Incentive Plan, Dr. Aldridge will receive a grant of 1,000 shares of restricted stock of the Company, which shares will vest in full on the second anniversary of the date of grant. Dr. Aldridge will also generally participate in the compensation arrangements provided to the Company’s independent directors, as described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 3, 2024, under the caption “2023 Director Compensation Table.”

The press release announcing Dr. Aldridge’s election as a director of the Company is attached hereto as Exhibit 99.1 and is filed herewith.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated March 6, 2025.

104.1	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

March 6, 2025	By:	/s/ Marc E. Binda
Marc E. Binda
Chief Financial Officer and Treasurer